Exhibit 99.3

                , 2018

To the Parties listed on

the attached Schedule A

Re:                             Public Service Company of New Hampshire, Rate Reduction Bonds Series 2018-1

Ladies and Gentlemen:

We have acted as special counsel to Public Service Company of New Hampshire, a New Hampshire corporation d/b/a Eversource, (“PSNH”) and PSNH Funding LLC 3, a Delaware limited liability company, (the “Issuer”) in connection with the issuance and sale by the Issuer of Rate Reduction Bonds, Series 2018-1 (the “Bonds”) issued pursuant to the Registration Statement on Form SF-1 (Files Nos. 333-223108 and 333-223108-01).

PSNH and the Issuer have requested us to furnish our opinion to you as to whether a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that:

a.              the State Pledge (defined below) constitutes a contractual relationship between the Holders and the State of New Hampshire (the “State of New Hampshire” or the “State”) for the purposes of part 1, Article 23 of the New Hampshire Constitution (the “N.H. Contract Clause”);

b.              absent a demonstration by the State of New Hampshire that a substantial impairment of that contract is reasonable and necessary to further a significant and legitimate public purpose, the Holders (or the Indenture Trustee acting on their behalf) could successfully challenge under the N.H. Contract Clause the constitutionality of any law subsequently enacted, determined by such court to limit, alter, impair, amend or reduce the value of the RRB Property, the RRB Charge, the Finance Order, and all rights thereunder or ownership thereof or security interest therein so as to cause a substantial impairment (an “Impairment”) prior to the time that the Bonds are fully paid and discharged, unless adequate provision shall be made by law for the protection of the Issuer, the Holders and the Indenture Trustee;

c.               although sound and substantial arguments might support the granting of preliminary and permanent injunctive relief to prevent implementation of any law determined to alter, impair or reduce the value of the RRB Charge or the RRB Property in violation of the N.H. Contract Clause, the decision to do so will be in the discretion of the court requested to take such action, which will be exercised on the basis of the considerations discussed in the opinion;

d.              the State of New Hampshire would be required to pay just compensation to the Holders if, after the Bonds are issued, but before they are fully paid, the State of New Hampshire, including its agencies, acted in contravention of the State Pledge and the action materially affected a substantial vested property interest of the Holders in the Bonds or the RRB Property and (a) constituted a permanent appropriation of such substantial property interest or denied all economically beneficial or productive use of the RRB Property; (b) destroyed the RRB Property, other than in response to so-called emergency conditions or overriding public policy; or (c) substantially limited, altered, amended, impaired, or reduced the value of the RRB Property in a manner that inflicts a severe economic impact on such Holders and unduly interferes with their reasonable investment expectations and, in some circumstances, was arbitrary or unreasonable, unless adequate provision shall be made by law for the protection of the Holders.

This opinion is limited to the specific issues addressed herein and is further limited in all respects to the facts assumed and laws existing and effective on the date hereof. In rendering our opinion, we do not undertake to advise you of any changes in the laws or facts that may occur after the date hereof. We express no opinion as to any laws other than New Hampshire law.

I.                Assumptions of Fact; Financing Act

For the purposes of this opinion, it is our understanding and we have assumed that the relevant facts regarding the issuance of the Bonds are as follows:

1.             The Bonds are being issued pursuant to the provisions of the Indenture, dated         , 2018, (the “Indenture”) between the Issuer, The Bank of New York Mellon, as Indenture Trustee and Securities Intermediary (the “Indenture Trustee”). Capitalized terms used herein and not otherwise defined have the meaning ascribed to such terms in the Indenture.

2.             The Issuer was formed as a limited liability company under Delaware law, pursuant to a Certificate of Formation, as filed with the Secretary of State of the State of Delaware on January 18, 2018.  PSNH, as sole member of the Issuer, executed an Amended and Restated Limited Liability Company Agreement, dated         , 2018. As of the date hereof, the Issuer has not carried on any business activities and has no operating history.

3.             PSNH is a regulated electric utility company operating within the State of New Hampshire.

4.             On January 30, 2018, the New Hampshire Public Utilities Commission (the “NHPUC”) issued Order No. 26,099 in Docket No. DE 17-096 (the “Finance Order”) in response to PSNH’s Petition for Issuance for Findings of Fact and Issuance of Finance

Order filed with NHPUC on June 17, 2017, which was updated and amended on November 17, 2017 (the “Petition”).

5.             The Petition was contemplated by the 2015 Settlement Agreement whose signatories included the Office of Energy and Planning, staff members of the NHPUC, the Office of the Consumer Advocate, New Hampshire District 3 Senator Jeb Bradley, New Hampshire District 15 Senator Dan Feltes, PSNH, and certain other Settling Parties as enumerated in and defined in the 2015 Settlement Agreement. The terms and performance of the 2015 Settlement Agreement were expressly conditioned upon the passage by the New Hampshire General Court (the “Legislature”) of Senate Bill 221-FN, 2015 Session (N.H. 2015); New Hampshire General Laws 2015, Ch. 221 (2015 N.H. Laws 350) and its approval by the NHPUC.  In Order No. 25,920 dated July 1, 2016 in Docket No. DE 14-238, the NHPUC approved the 2015 Settlement Agreement.

6.             Among other things, pursuant to and in accordance with N.H. RSA Chapter 369-B (the “Financing Act”) the Finance Order authorizes PSNH to recover certain costs that result from the divestiture of PSNH’s generating assets through a non-bypassable charge assessed against all retail electricity customers (the “RRB Charge”) and authorizes the Issuer to issue rate reduction bonds secured by the RRB Property.

7.             The Finance Order approved the process for true-up adjustments to be made to the RRB Charge to ensure the recovery of collections sufficient to provide for the timely payments of principal and interest on the Bonds and of all the ongoing financing costs payable by the Issuer with respect to the Bonds.

8.             On        , 2018 (i) PSNH will sell to the Issuer, without recourse, its entire right, title and interest in and to the RRB Property pursuant to the Purchase and Sale Agreement, dated            , 2018, and (ii) the Issuer will issue the Bonds under the Indenture.

9.             The Bonds will be secured by a security interest in the RRB Property.

The following provisions of the Financing Act are particularly relevant for the opinions we have been requested to provide:

The state agrees that its pledge, contract, and agreement and the pledge of the [NHPUC] not to impair the rights or remedies of holders of rate reduction bonds creates a secure expectation of repayment on the part of such holders.

N.H. RSA 369-B:1, IV.

It is in the public interest for the [NHPUC] to issue a finance order that is subject to the requirements of this chapter and that securitizes any stranded costs resulting from the divestiture of all or some of PSNH’s generation assets, if the [NHPUC] approves the 2015 settlement proposal or otherwise orders divestiture of all or some of PSNH’s generation assets.

N.H. RSA 369-B:1, XVI.

“RRB property” means the irrevocable vested property right created pursuant to this chapter and one or more finance orders, including, without limitation, the right, title, and interest of an electric utility or a financing entity in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the RRB charge authorized to be imposed and collected pursuant to such finance orders to recover RRB costs and the costs of paying, financing, reimbursing, or refinancing the RRB costs, including the reasonable costs of issuing, servicing, and retiring rate reduction bonds, and in and to all rights to obtain adjustments to such RRB charge pursuant to the terms of RSA 369-B:4, III and the finance order, all as determined by the [NHPUC] in its approval of such finance orders. “RRB property” shall constitute a current and irrevocable vested property right, notwithstanding the fact that the value of such property right may depend upon electricity usage or the performance of certain services.

N.H. RSA 369-B:2, XV.

Notwithstanding any law, rule, or regulation to the contrary, except as otherwise provided in RSA 369-B:4, III(1) with respect to RRB property, the finance orders and the RRB charge authorized to be imposed and collected pursuant to such finance orders shall be irrevocable, and the [NHPUC] shall not have authority either by rescinding, altering, or amending the finance order or otherwise, to directly or indirectly, revalue or revise for ratemaking purposes the RRB costs, or the costs of providing, recovering, financing, or refinancing the RRB costs, determine that such RRB charge is unjust or unreasonable, or in any way reduce or impair the value of RRB property either directly or indirectly by taking such RRB charge (other than any portion of such RRB charge constituting a servicing fee payable to the electric utility) into account when setting other rates for the electric utility; nor shall the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement, or termination.

N.H. RSA 369-B:3, II.

The state does hereby pledge, contract, and agree with the owners of RRB property and holders of and trustees for rate reduction bonds that neither the state, nor any of its agencies, including the [NHPUC], shall limit, alter, amend, reduce, or impair the RRB charge, RRB property, finance orders, and all rights thereunder or ownership thereof or security interest therein until the rate reduction bonds,

(1)  N.H. RSA 369-B:4, III addresses the NHPUC’s process for making the true-up adjustments noted in the assumptions of facts.

including all principal, interest, premium, costs and arrearages thereon, are fully met and discharged, provided nothing contained in this paragraph shall preclude the limitation, alteration, amendment, reduction, or impairment if and when adequate provision shall be made by law for the protection of such owners, holders and trustees. The state does hereby acknowledge that such owners, holders and trustees may and will rely on this pledge, contract, and agreement and that any such limitation, alteration, amendment, reduction, or impairment without such adequate provision will irreparably harm such owners, holders and trustees. The state treasurer and the financing entity are each authorized to include this pledge, contract, agreement, and acknowledgment of the state in the documentation relating to the rate reduction bonds.

N.H. RSA 369-B:6, II.  (This subsection of the Financing Act is hereinafter referred to as the “State Pledge”).

The State Pledge is referenced in the Indenture and is referenced in the form of Bonds attached as Schedule A to the Indenture.

As used herein, “Transaction Documents” means, collectively, the documents described on Schedule B hereto and “Transaction” means the transactions contemplated by the Transaction Documents and the Finance Order.

Our opinions assume any action, including a Legislative Action, that “limit[s], alters[s], amend[s], reduce[s], or impair[s]” the RRB Charge or RRB Property or the Finance Order, violates the State Pledge, and constitutes an Impairment.  We do not offer any opinion as to how a court would determine whether any action would “limit, alter, amend, reduce, or impair the RRB Charge, RRB Property or Finance Order” or what facts would be required to prevail on those claims.

In rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of certain of the Transaction Documents listed on Schedule B [and on the Officers’ Certificate attached as Schedule C] and such other documents relating to the Transaction as we have deemed necessary or advisable as a basis for such opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.  We have also assumed with respect to each party that (i) each of the documents submitted to us was duly authorized, executed and delivered by each party thereto, (ii) each party to such documents had the full power (including, without limitation, corporate, trust, or limited liability company power), where applicable, and authority to enter into, execute, deliver and perform all obligations under such documents, and (iii) all such documents are legal, valid and binding obligations, enforceable in accordance with their respective terms against each of the parties thereto under applicable law.  For the purposes of rendering this opinion, we have made no independent investigation of the facts referred to herein, and with respect to such facts have relied, except as otherwise stated herein, exclusively on the statements contained and matters provided for in the Transaction Documents and Officer’s Certificates and such other documents relating to the Transaction as we deemed advisable, including the factual representations, warranties and covenants contained therein as made by the respective parties thereto.

II.                         The New Hampshire Contract Clause

The N.H. Contract Clause provides that “[r]etrospective laws are highly injurious, oppressive, and unjust.  No such laws, therefore, should be made, either for the decision of civil clauses, or the punishment of offenses.” N.H. Const., Pt. 1, art. 23. Although the N.H. Contract Clause does not expressly reference existing contracts within its protection, the New Hampshire Supreme Court has held its “proscription” duplicates the protections found in the contract clause of the U.S. Constitution, Article I, § 10.  Deere & Co. v. State, 168 N.H. 460, 471, 130 A.3d 1197, 1207 (2015).(2) Further, “although the [N.H. Contract Clause] affords more protection than its federal counterpart…[the New Hampshire Supreme Court] has relied on federal contract clause cases to resolve issues raised under part 1, article 23 where contract impairment, and not simply retroactive application of a law was alleged.” Opinion of the Justices (Furlough), 135 N.H. 625, 630, 609 A.2d 1204, 1207 (1992).

Retrospective laws have been defined by the New Hampshire Supreme Court to mean “‘every statute, which takes away or impairs vested rights, acquired under existing laws, or creates a new obligation, imposes a new duty, or attaches a new disability, in respect to transactions or considerations already past. . . .’” Id. (quoting Woart v. Winnick, 3 N.H. 473, 479 (1826)).

To assess whether a Holder could successfully challenge, under the N.H. Contract Clause, a Legislative Action(3) that results in an Impairment requires an analysis of whether the Legislative Action “has resulted in the substantial impairment of a contractual relationship.” Deere, 168 N.H. at 472, 130 A.3d at 1207 (quoting Am. Fed’n of Teachers v. State, 167 N.H. 294, 301, 111 A.3d 63, 69 (2015)).(4) The inquiry into whether there is a substantial impairment has three components:

(2)  See also State v. Fournier, 158 N.H. 214, 221, 965 A.2d 1091, 1096 (2009) (“The Federal and State Constitutions ‘offer equivalent protections where a law impairs a contract, or where a law abrogates an earlier statute that is itself a contract.’” (citing Opinion of the Justices (Furlough), 135 N.H. 625, 630, 609 A.2d 1204, 1207 (1992))).

(3)  For the purposes of this opinion, “Legislative Action” shall mean any law enacted by the Legislature.

(4)  See also Tuttle v. N.H. Medical Malpractice Joint Underwriting Ass’n, 159 N.H. 627, 641, 992 A.2d 624, 635 (2010) (“Contract Clause analysis in New Hampshire requires a threshold inquiry as to whether the legislation operates a ‘substantial impairment of a contractual relationship.’” (quoting Lower Village Hydroelectric Assoc., L.P. v. City of Claremont, 147 N.H. 73, 77, 782 A.2d 897, 901 (2001))); Furlough, 135 N.H. at 630-31, 609 A.2d at 1208 (“There can be no contract clause violation unless it is first shown that a contract has been substantially altered.”).

1.              Whether there is a contractual relationship;

2.              Whether a change in law impairs that contractual relationship; and

3.              Whether the impairment is substantial.

Deere, 168 N.H. at 472, 130 A.3d at 1207-08.

Once a substantial impairment is identified, to survive the challenge, a legislative enactment must be found to serve a significant and legitimate public purpose.  In undertaking that analysis, courts employ a test which balances the police power of the State and the rights protected by the N.H. Contract Clause.  The act will “pass constitutional muster only if it is reasonable and necessary to serve an important public purpose.” Tuttle, 159 N.H. at 641, 992 A.2d at 635.(5)  The factors considered in this balancing test will differ case by case. “Contract Clause cases involve individual inquiries, for no two cases are necessarily alike.” Id. (quoting Buffalo Teachers Fed’n v. Tobe, 464 F.3d 362, 373 (2d Cir. 2006), cert. denied, 550 U.S. 918, 1275. S. Ct. 2133 (2007)).

If a significant and legitimate public purpose is identified “the next inquiry ‘is whether adjustment of the rights and responsibilities of contracting parties is based upon reasonable conditions and is of a character appropriate to the public purpose justifying the legislation’s adoption.’” Deere, 168 N.H. at 472, 130 A.3d at 1208 (quoting Energy Reserves Group, Inc. v. Kan. Power and Light Co., 459 U.S. 400, 412-413, 103 S. Ct. 697, 705 (1983)).

With this general background, an analysis of the inquiry we would expect a court to undertake when evaluating the merits of a challenge to a Legislative Action which causes an Impairment follows.

A.            Existence of a Contractual Relationship

A contract may arise from a law authorizing a contract or from an agreement by and among contracting parties.  Generally, a statutory provision does not create any contractual rights.  “A party alleging contractual rights [arise] from a statutory enactment faces a heavy burden.”  Prof’l Fire Fighters of N.H. v. State, 167 N.H. 188, 193, 107 A.3d 1229, 1234 (2014) (quoting Me. Ass’n of Retirees v. Bd. of Trustees, 758 F.3d 23, 29 (1st Cir. 2014)).  That heavy burden exists for good reason.  As the U.S. Supreme Court has noted: “[T]he principal function of a legislature is not to make contracts, but to make laws that establish the policy of the state.”

(5)  See also Deere, 168 N.H. at 472, 130 A.3d at 1208 (“To survive a contract clause challenge, a legislative enactment that constitutes a substantial impairment of a contractual relationship ‘must have a significant and legitimate public purpose.’”).

Nat’l Railroad Passenger Corp. v. Atchison, Topeka and Santa Fe Railway Co., 470 U.S. 451, 466, 105 S. Ct 1441, 1451 (1989).  As a result, for the enactment of legislation to be found to create a public contract the courts have adopted the so-called “unmistakability doctrine.” Prof’l Fire Fighters, 167 N.H. at 194, 107 A.3d at 1234.  (“Because we have consistently held that the proscription contained in [the N.H Contract Clause] duplicates the protections found in the contract clause of the United States Constitution, we here adopt the unmistakability doctrine.”).  To meet that test, the reviewing court must determine “whether the challenged legislative enactment evinces the clear intent of the state to be bound to particular contractual obligations.”  Id.(6)

To determine legislative intent, the language of the statute and to a lesser extent, the circumstances that led to its enactment are relevant. Thus, in Professional Fire Fighters, the New Hampshire Supreme Court reversed a decision of the Superior Court and held that the adoption of specific contribution rates for New Hampshire Retirement System members did not create a contract and therefore could be amended to prospectively alter rates.  The court found nothing in the express language of the statute itself that indicated “the legislature unmistakably intended to bind itself from prospectively changing the rate of [member contributions] to the retirement system.” Id. at 196, 107 A.3d at 1236.(7)

By contrast, in U.S. Trust Co. of N.Y. v. N.J., 431 U.S. 1, 97 S. Ct. 1505 (1977), the U.S. Supreme Court held that the repeal of a statute that expressly limited the ability of the Port Authority of New York and New Jersey to subsidize rail transportation from its revenues while certain of its bonds were outstanding was a contractual undertaking that could not be violated.  In arriving at that conclusion, the court found that the state’s intent to make a contract was clear from statutory language which provided:

The 2 States covenant and agree with each other and with the holders of any affected bonds…that so long as any of such bonds remain outstanding and unpaid and the holders thereof shall not have given their consent as provided in their contract with the port authority…neither the States nor the port authority nor any subsidiary corporation incorporated for any of the purposes of this act will apply any of the rentals, tolls, fares, fees, charges, revenues or reserves, which have

(6)  See also Parker v. Wakelin, 123 F.3d 1, 5 (1st. Cir 1997) (reviewing a Maine statute and noting: “The requirement that ‘the government’s obligation unmistakably appear thus served the dual purposes of limiting contractual incursions on a State’s sovereign powers and of avoiding difficult constitutional questions about the extent of State authority to limit the subsequent exercise of legislative power.’” (quoting U.S. v. Winstar Corp., 518 U.S. 839, 875, 116 S. Ct. 2432, 2455 (1996))).

(7)  See also Am. Fed’n of Teachers, 167 N.H. at 302, 111 A.3d at 70 (holding the term “vested” in pension context is not synonymous with “contract” and therefore statute defining “earnable compensation” did not create contractual right to a fixed definition of the term and certain other rights).

been or shall be pledged in whole or in part as security for such bonds, for any railroad purposes whatsoever other than permitted purposes hereinafter set forth.

Id. (emphasis added).  In ruling the law unconstitutional, the U.S. Supreme Court noted, among other things, that the purpose of using the term “covenant” in the statute was to invoke the U.S. Contract Clause as security against repeal and to increase marketability of the Bonds.  Id. at 18, 97 S. Ct. at 1515-16.

The State Pledge, especially when read with other provisions of the Financing Act and of the Finance Order, which authorize the collection of the RRB Charge and the issuance of the Bonds, is more akin to the statute construed in U.S. Trust Co. than the statute reviewed by the New Hampshire Supreme Court in Professional Fire Fighters.  The statute in Professional Fire Fighters merely lists the rate of contribution to the retirement fund and includes no prohibition against altering the contribution amounts.  The Financing Act includes many limitations on Legislative and NHPUC actions. Specifically, the Financing Act describes the RRB Property as “a current and irrevocable vested property right.”  N.H. RSA 369-B:2, XV (emphasis added).  It also prohibits rescission or alteration of the Finance Order or the RRB Charge by providing that “the finance orders and the RRB charge authorized to be imposed and collected pursuant to such finance orders shall be irrevocable.”  N.H. RSA 369-B:3, II (emphasis added).  Most importantly, the State Pledge provides that the RRB Charge, RRB Property, and the Finance Order cannot be altered or amended by any arm of the State until the RRB Bonds are paid in full.  Using language that is contractual in nature, it provides that the State expressly:

[P]ledge[s], contract[s], and agree[s] with the owners of RRB property and the holders of and trustees for the rate reduction bonds that neither the state nor any of its agencies, including the [NHPUC] will limit, alter, amend, reduce, or impair the RRB charge, RRB property, finance orders, and all rights thereunder or ownership thereof or security interest therein until the rate reduction bonds . . . are fully met and discharged.

N.H. RSA 369-B:6, II (emphasis added). The State Pledge goes on to acknowledge that the State recognizes Holders and certain other parties will rely on this undertaking.  It provides:

The state does hereby acknowledge that such owners, holders and trustees may and will rely on this pledge, contract, and agreement and that any such limitation, alteration, amendment, reduction, or impairment without such adequate provision will irreparably harm such owners, holders and trustees.  Id.

The State Pledge, by its express terms, is not absolute.  It permits the State to make alterations and amendments to its undertaking, but only if it adopts provisions that make adequate provision to protect Holders’ interests. The State Pledge provides “nothing contained in this paragraph shall preclude the limitation, alteration, amendment, reduction, or impairment if and when adequate provision shall be made by law for the protection of such owners, holders and trustees.” Id.  The proviso, however, does not undermine the contractual nature of the State Pledge.  It merely provides the terms upon which the State’s undertakings therein can be changed.

Together, these provisions of the Financing Act strongly suggest an intent by the State, once a Finance Order is issued, to be contractually bound not to take actions that would impair the RRB Charge or the RRB Property.  Like the statute in U.S. Trust Co., the Financing Act, and in particular the State Pledge, unmistakably evinces an “intent of the” Legislature that the source of revenue for payment of the Bonds, the RRB Charge and related RRB Property should be inviolate until the Bonds are paid in full unless the action makes adequate provision to protect the Holders. The State Pledge, to an even greater degree than the statutory language in U.S. Trust Co., recognizes that investors will rely on its terms.

Adding to the contractual language of the State Pledge are the circumstances that led to enactment of the current Financing Act.  Though adopted originally in 2000, the Financing Act was amended by the Legislature in 2015 to expressly permit issuance of the Bonds.  That amendment was a condition subsequent to the effectiveness of the 2015 Settlement Agreement. The 2015 Settlement Agreement resolved NHPUC proceedings and included concessions by PSNH including a waiver by PSNH to recover stranded costs of $25 million related to the investment it made for the wet-flue gas desulphurization system for Merrimack Station. 2015 Settlement Agreement at pg. 2. The 2015 Settlement Agreement provided, among other things, that it:

[Would] lead to initiation in the near-term of a process for the divestiture of PSNH’s fossil and hydro generating assets and recovery of related Stranded Costs, resolution of the Merrimack Station wet flue gas desulphurization system (“Scrubber”) prudence proceeding, refinancing through long term low-cost bonds that will produce significant savings for PSNH’s retail customers, a two-year general distribution rate stay-out agreement, extension of reliability program funds, and establishment of a $5 million clear energy fund.

2015 Settlement Agreement at p.1-2. The 2015 Settlement Agreement is inextricably intertwined with the recent amendments to the Financing Act and further supports a conclusion that there is a legislative intent that the State Pledge is intended to be contractual in nature.

B.            Existence of a Substantial Impairment

Having determined the existence of a contractual relationship, the next step we expect a court to undertake would be to assess whether a Legislative Action has substantially impaired the contractual relationship.  To constitute a substantial impairment “‘[t]otal destruction of contractual expectations is not’” a necessary finding. Tuttle, 159 N.H. at 649, 992 A.2d at 641 (quoting Energy Reserves, 459 U.S. at 411, 103 S.Ct. at 704).  The severity of the impairment and whether or not the parties relied on the right that is being abridged influences the determination.  Id.  For example, a law mandating furloughs of state employees in derogation of a collective bargaining agreement was found to be substantial because it “impair[ed] the very heart of an employment agreement: the promise of certain work for certain income.”  Furlough, 135 N.H. at 634, 609 A.2d at 1210.  Similarly, a law that retroactively repealed a statute permitting municipalities to contractually set alternatives to real estate tax obligations resulting in an increase of $40,000 in taxes due by the property owner was found to be substantial.  Lower Village, 147 N.H. at 782, A.2d at 901.  Courts do consider whether the subject matter of the contract is heavily regulated by the state because parties to such a contract would reasonably expect further regulation.  Energy Reserves, 459 U.S. at 413, 103 S. Ct. at 705 (“Significant here is the fact that the parties are operating in a heavily regulated industry.”).  However, “standing alone, ‘a history of regulation is never a sufficient condition for rejecting a challenge based on the contracts clause.’”  Tuttle, 159 N.H. at 650, 992 A.2d at 642.

As the foregoing indicates, the determination as to whether any particular Legislative Action constitutes an Impairment is a fact-specific analysis.  As noted above, nothing in this letter expresses any opinion as to how a court would resolve the issue of whether Legislative Action constitutes an Impairment, as that question would necessarily turn upon the precise content of any future Legislative Action. Therefore, as noted above, we have assumed for the purpose of this letter’s analysis that the Legislative Action will constitute an Impairment.

C.            The Balancing of Impairment Versus Public Purpose

Assuming the Legislative Action would cause an Impairment, to survive the challenge, the Legislative Action must be found to have a significant and legitimate public purpose. Deere, 168 N.H. at 472; 130 A.3d at 1207.

Deference to legislative judgment is generally afforded by the courts when assessing if a particular act is reasonable and necessary to serve an important public purpose.  Id. at 472, 130 A.3d at 1208.(8)  If, however, the State is a party to the contract, a “heightened review is warranted and the courts generally accord minimal deference to legislative acts affecting such contracts.” Tuttle, 159 N.H. at 654, 992 A.2d at 645. If a State contract is involved, complete “deference to a legislative assessment of reasonableness and necessity is not appropriate because the State’s self-interest is at stake.” Furlough, 135 N.H. at 635, 609 A.2d at 1210.(9)  As such, “when a State itself enters into a contract, it cannot simply walk away from its financial obligations.”  Id.

If the State Pledge is found by a court to have created a contract with the State as a party, which we believe to be the case here, a Legislative Action that creates an Impairment would be

(8)  This deference serves to ensure that the N.H. Contract Clause does not prevent the State from legitimate exercises of its legislative power, including the police power (referred to by the U.S. Supreme Court as the “reserved powers.”) Tuttle, 159 N.H. at 653, A.2d at 645 (citing W.B. Worthen Co. v. Thomas, 292 U.S. 426, 432—33, 54 S.Ct. 816, (1934).  The court in Tuttle quoting the U.S. Supreme Court stated: “The exercise of that reserved power has repeatedly been sustained by this Court as against a literalism in the construction of the contract clause which would make it destructive of the public interest by depriving the State of its prerogative of self-protection.” Id. at 653-654, A.2d 645 (quoting Worthen, 292 U.S. 433, 54 S.Ct. 816.

(9)  See also Lower Village, 147 N.H. at 78; 782 A.2d at 901.

subject to a high degree of scrutiny as to its necessity and reasonableness.  For example, in Furlough, the New Hampshire Supreme Court held a bill mandating furloughs for State employees in contravention of the terms of the State’s collective bargaining agreement with public employee unions would violate the N.H. Contract Clause because it would have caused a substantial impairment—state workers would lose wages—and it was neither reasonable nor necessary because other alternatives, like taxation or budget cuts, were available to meet the budgetary challenges. Id. at 635-636, 609 A.2d at 1211.

Similarly, in Lower Village, the New Hampshire Supreme Court struck down a legislative enactment that repealed a previously granted payment in lieu of real estate tax agreement (“PILOT Agreement”) between a municipality and a hydro generating facility.  The Court found the statute’s repeal of the PILOT Agreement was a significant impairment of the municipality’s contract with the hydro facility. Lower Village, 147 N.H at 79, 782 A.2d at 902.  Noting that a municipal government is a branch of the State and fully subject to the N.H. Contract Clause, the Court held it would not defer to the municipality’s purported policy reason for the cancelation of the PILOT Agreement (i.e. promotion of the public good through revenue raising), noting there were other methods for doing so that were less injurious than abrogating the contract, though they may have been “less attractive.” Id. at 77, 782 A.2d at 901.

Finally, in Tuttle, policy holders challenged a legislative enactment that directed the Joint Underwriters Association (“JUA”) (an entity created by the State Insurance Commissioner to help provide medical malpractice coverage to providers) to transfer excess surplus premiums to the State’s general fund to help balance the State’s budget.  Finding the law impaired policy holders’ vested contract rights in the surplus fund, the New Hampshire Supreme Court held that removing surplus funds was not reasonable and necessary to serve an important public purpose. Tuttle, 159 N.H. at 651, 992 A.2d at 643.  The Court did not find that the insurance policies were State contracts.  However, because the State argued that the JUA was a creature of State law, the Court addressed the implication of that argument:

If we were to assume, for the purposes of analysis, that the JUA is part of the State, then the petitioners’ participating policies would be public contracts.  The Act, which interferes with those contracts, would therefore be subject to the heightened standard of review we applied in Furlough and Lower Village.  We invalidated the legislation in those cases as unconstitutional, reasoning that “financial necessity, though superficially compelling, has never been sufficient of itself to permit states to abrogate contracts.”

Id. at 654, 992 A.2d at 645.

In each of these cases, the public contract involved direct financial obligations of or direct financial benefits to the State and the existence of such financial obligations or benefits were important to the New Hampshire Supreme Court rulings.  That is not the case with the State Pledge or the other provisions of the Financing Act.  Unlike the Port Authority bonds at issue in U.S. Trust Co. for example, the Bonds do not represent the debt of any public entity. N.H. RSA 369-B:5, IV.  As a result, and particularly if the challenged Legislative Action did not directly financially benefit the State, it is quite possible a court would apply a less stringent standard of review than the standard utilized in Lower Village, Furlough or Tuttle.  We have not found New Hampshire Supreme Court precedent establishing a standard of review for violations of a public contract that does not directly implicate a financial obligation of the State or a financial benefit to the State.  However, while the standard applied could be less stringent, it would seem likely a court would be less deferential to legislative findings used to justify the Legislative Action than courts have been in the cases involving purely private contracts.  Further, even under a less stringent standard, the State would still have to establish that the Impairment is necessary and reasonably tailored to address a significant and important public purpose.

If the State Pledge and the remainder of the Financing Act is not construed to be a public contract of any kind or a heightened standard of review is not applied because no financial obligation of the state is directly implicated, it is much more likely the Court would uphold a Legislative Action that creates an Impairment because the standard applied to the Legislature’s claimed need for the enactment is generally given great deference. A recent case illustrates this well.  In Deere, equipment manufacturers challenged an amendment to the so-called “automotive dealer bill of rights” which provided for the first time that certain provisions of the automotive dealer bill of rights would also cover small equipment dealers (“SB126”). 168 N.H. at 466, 130 A.3d at 1203.  The existing statute covering equipment franchises very loosely regulated those relationships. Id. at 466-467, 130 A.3d at 1203-1204.  By contrast, the auto dealer bill of rights was comprehensive and provided a panoply of protections for the auto dealers. Id. at 468, 130 A.3d at 1204. SB126 repealed the old equipment dealer act and imposed on the equipment manufacturers and their dealers the same protections afforded auto dealers.  The manufacturers brought an action claiming SB126 substantially impaired their franchise dealer agreements in violation of the N.H. Contract Clause and the U.S. Contract Clause.  In assessing the law, the Court assumed (but did not decide) that SB126 did substantially impair the existing dealer agreements, but it nevertheless concluded no violation of the “State and Federal Contract Clauses [was present] because [SB126] has a ‘significant and legitimate public purpose’ and because the legislature’s ‘adjustment of the rights and responsibilities of contracting parties is based upon reasonable conditions and is of a character appropriate to the public purpose’ justifying the adoption of SB 126.”  Id. at 473, 130 A.3d at 1208 (quoting Energy Reserves, 459 U.S. at 412, 103 S. Ct. at 705). The New Hampshire Supreme Court also made clear the extraordinary deference it will give the Legislature when a private contract is involved:

Although our review in a contract clause case involving purely private contracts is not identical to rational basis review in the equal protection or due process context, it is similar. As with rational basis review in other contexts, when examining, for contract clause purposes, whether the legislature had a significant and legitimate public purpose for enacting a law, we will not require of the legislature “courtroom fact finding” and will uphold a legislative choice “based on rational speculation.”

Id. at 477, 130 A.2d at 1211.  The Court also rejected an argument that, to be permissible, the issue being addressed by the Legislature must be an emergency.  It held “[a]n emergency need not exist before a state may enact a law that impairs a private contract.” Id.

D.            The Balancing Test is Unpredictable

In analyzing the cases cited above relative to the State Pledge, it is apparent that the outcome turns on particular facts in the balancing of the contract rights impaired versus the reasonableness and necessity of an impairment serving a public purpose.  This has sometimes led to what appear to be inconsistent results.  As the New Hampshire Supreme Court has itself noted, “Contract Clause cases involve individual inquiries, for no two case are necessarily alike.  Accordingly, we take care to avoid mechanical application of facts or criteria.”  Tuttle, 159 N.H. at 642, 992 A.2d at 636.

There is no way to predict or describe the precise form of future Legislative Action which might cause an Impairment, the circumstances under which it might be enacted, or the public purpose implicated.  Likewise, the form and nature of, and facts surrounding any litigation that might arise challenging a Legislative Action as an unconstitutional impairment of contract cannot be predicted. Thus, whether a court would determine that a future Legislative Action would constitute an Impairment of the terms of the Indenture or the Bonds or the rights and remedies of the Holders and the Indenture Trustee, and whether such a Legislative Action would be viewed as a reasonable and necessary means to address an important public purpose, cannot reasonably be predicted.

Some general guidelines as to what might be permissible and impermissible can be discerned from the cases we have discussed herein.  The less severe the impairment, the greater the likelihood that a Court will find the impairing Legislative Action to be reasonable.  Even where impairment involves a State contract, “it is to be accepted as commonplace that the Contract Clause does not operate to obliterate the police power of the States.” Furlough, 135 N.H. at 634, 609 A.2d at 1210 (quoting Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 241, 98 S. Ct. 2716, 2721 (1978).  A finding that a law passes constitutional muster will only occur if the law is “reasonable and necessary to serve an important purpose.”  Id.  Where a state contract is involved, as opposed to one found only to involve private parties, deference to legislative findings of necessity will be closely scrutinized and if other policy alternatives are available, generally courts will find the clause prohibits the state from “dishonoring its existing contractual obligation.”  Id. at 635, 609 A.2d at 1211 (quoting Ass’n of Surrogates v. State of N.Y., 940 F.2d 766, 774 (2d. Cir. 1991)).  Thus, for example, a court might uphold a Legislative Action temporarily suspending for a short period, the authority of an electric utility, or its assignees, to collect the RRB Charge so as to provide temporary rate relief to customers in an emergency situation, such as the occurrence of an event or series of events widely creating economic havoc among the customer base.  The court might reason that the utility industry is heavily regulated and that such a Legislative Action would not unreasonably interfere with the contractual rights of Holders, the owners of the RRB Property or other parties.  This is not to say a more permanent Impairment might not be permitted.  Each requires a fact intensive review of the public policy circumstances that led to the action and if other actions could be undertaken that are less onerous.

Finally, it is important to note that if the adequate provision proviso to the State Pledge is honored, it is unlikely the Legislative Action would be found to be in violation of the N.H. Contract Clause.  In that circumstance, the contract between the State and the Holders would not have been breached.  What a court might find to be adequate provision is not clear from the Financing Act.  Presumably it would constitute some remedy that is intended to make the Holders financially or largely financially whole.  How that might be measured or interpreted by a court cannot be predicted.

E.            Opinion on N.H. Contract Clause

Based on our review of relevant judicial authority, as discussed in this opinion, but subject to the qualifications, limitations and assumptions set forth herein it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that:

(a)         the State Pledge constitutes a contractual relationship between the Holders and the State of New Hampshire for the purposes of the N.H. Contract Clause;

(b)         absent a demonstration by the State of New Hampshire that a substantial impairment of that contract is reasonable and necessary to further a significant and legitimate public purpose, the Holders (or the Indenture Trustee acting on their behalf) could successfully challenge under the N.H. Contract Clause the constitutionality of any Legislative Action subsequently enacted, determined by such court to limit, alter, impair, amend or reduce the value of the RRB Property, the RRB Charge, the Finance Order, and all rights thereunder or ownership thereof or security interest therein so as to cause an Impairment prior to the time that the Bonds are fully paid and discharged, unless adequate provision shall be made by law for the protection of the Issuer, the Holders and the Indenture Trustee.

III.                    Opinion — Potential Availability of Temporary and Permanent Injunctive Relief

Here we address the availability of the remedies of preliminary and permanent injunctive relief preventing State officials from enforcing a Legislative Action that impairs the RRB Charge or the RRB Property.

A preliminary or a permanent injunction is an extraordinary remedy that is not granted as a matter of right. N.H. Dep’t of Envtl. Services v. Mottolo, 155 N.H. 57, 63, 917 A.2d 1277, 1281-1282 (2007).  Instead, “‘[t]he granting of an injunction . . . is a matter within the sound discretion of the Court exercised upon a consideration of all the circumstances of each case and controlled by the established principals of equity.’”  Unifirst Corp. v. City of Nashua, 130 N.H. 11, 14, 533 A.2d 372, 374 (1987) (quoting Gauthier v. Robinson, 122 N.H. 365, 368, 444 A.2d 564, 566 (1982)).

“A preliminary injunction is a provisional remedy that preserves the status quo pending a final determination of the case on the merits.”  DuPont v. Nashua Police Dep’t, 167 N.H. 429, 434, 113 A.3d. 239, 243 (2015) (quoting Mottolo, 155 N.H. at 63, 917 A.2d at 1281).  A party seeking a preliminary injunction must show: (1) “that it would likely succeed on the merits”; (2) that “there is an immediate danger of irreparable harm” to that party; and (3) that the party has “no adequate remedy at law”.  Id.  If those elements are established, the trial court will then examine if “the public interest would not be adversely affected if the Court granted the preliminary injunction.”  Thompson v. N.H. Bd. of Medicine, 143 N.H. 107, 108, 719 A.2d 609, 611 (1998).

A.            Likelihood of Success

Likelihood of success on the merits requires a finding by the court at a very preliminary stage of the case that a party seeking the injunction is likely to prevail. DuPont, 167 N.H. at 434, 113 A.3d at 243 (citing Mottolo, 155 N.H. at 63, 917 A.2d at 1281).  Simply alleging a N.H. Contract Clause violation would not be sufficient.  Kukene v. Genualdo, 145 N.H. 1, 4, 749 A.2d 309, 313 (2000).(10)  Instead, enough would need to be pled and established at the preliminary injunction hearing for a court to find that all the elements necessary to prove a N.H. Contract Clause violation are present.  DuPont, 167 N.H. at 434, 113 A.3d at 243.

B.            Irreparable Harm — Inadequate Remedy at Law

The fact that the party seeking an injunction fears that an injury will occur is not of itself sufficient to justify issuance of an injunction.  Meredith Hardware v. Belknap Realty Trust, 117 N.H. 22, 26, 269 A.2d 204, 207 (1977).  Instead, there must be an immediate threat of irreparable harm. Id.; see also Murphy v. McQuade Realty, Inc., 122 N.H. 314, 316, 444 A.2d 530, 532 (1982).  Generally, that requires a showing that there is no remedy at law, such as a showing that the harm is not easily compensable by money damages.  Murphy, 122 N.H. at 317, 444 A.2d at 532 (holding that plaintiffs who only sought monetary damages were not entitled to an injunction).(11)  If other less restrictive means are available to protect the moving party, the New Hampshire Supreme Court has cautioned they should be fully explored before a trial court issues an injunction. Id. (noting that “we caution the trial courts not to resort to injunctions too quickly without considering less restrictive alternatives” and pointing out “[o]ther alternatives, such as a

(10)  See also DuPont, 167 N.H. at 434, 113 A.3d at 243; Mottolo, 155 N.H. at 63, 917 A.2d at 1281.

(11)  Cases involving mere risk of monetary loss normally do not warrant the issuance of an injunction because the harm can be cured with a legal remedy, i.e., money damages. Unless the defendant is not credit worthy, an injunction will rarely be granted. Amoskeag Mfg. Co. v. Shirley, 69 N.H. 269, 39 A. 976, 977-978 (1898) (“It appearing that the defendants are insolvent, and unable to respond in damages . . . equity will afford relief by interposing its restraining power.”).

lien against the property or a bond posted by the defendant, were available to protect the interests of the plaintiffs.”) .

Courts in other jurisdictions have held that, if the loss is likely to be difficult to calculate, the harm may not be compensable by money damages, and thus a preliminary injunction is appropriate.(12)  Where a violation of a constitutional right arises some courts have found as a matter of law that the harm is not compensable by a remedy at law.(13)

The New Hampshire Supreme Court has found that, if a state statute grants the power to a court to award injunctive relief for a violation of a statutory prohibition, proof of irreparable harm may not be required.  Mottolo, 155 N.H. at 64, 917 A.2d at 1282 (“[I]t is settled that where a statute designed to protect the public authorizes an injunction, considerations applicable to private actions such as irreparable injury and a balancing of the equities are not relevant.”).  However, even in a situation where an injunction is permitted by statute, courts are not obligated to grant injunctive relief notwithstanding that all of the elements are present.  Id.(14)

C.            Public Interest

When a constitutional right is violated, courts have found the imposition of a preliminary and permanent injunction to be in the public interest.  Unifirst, 130 N.H. at 14, 533 A.2d at 374.

(12)  See, e.g., Butnaru v. Ford Motor Co., 84 S.W.3d 198, 204 (Tex. 2002) (“An injury is considered irreparable if the party cannot be adequately compensated in damages, or if those damages are incapable of calculation.”); T. Rowe Price Recovery Fund v. Rubin, 770 A.2d 536, 557—58 (Del. 2000) (noting that where money damages are theoretically calculable, but are nevertheless “‘highly difficult to calculate,’ preliminary injunctive relief is proper.”);  City of Cleveland v. Cleveland Electric Illuminating Co., 115 Ohio App.3d 1, 12, 684 N.E.2d 343, 350 (1996)  (“Irreparable harm (injury) is harm for which there is no plain, adequate, and complete remedy at law and for which money damages would be impossible, difficult or incomplete.”).

(13)  See, e.g., Elrod v. Burns, 427 U.S. 347, 96 S. Ct. 2673 (1976) (violation of First Amendment rights produces irreparable injury); Mitchell v. Cuomo, 748 F.2d 804 (2d Cir.1984) (violation of Eighth Amendment rights produces irreparable injury); Yokum v. Pat O’Brien’s Bar, Inc., 99 So.3d 74, 81( La. 2012) (“A petitioner is entitled to injunctive relief without the requisite showing of irreparable injury when the conduct sought to be restrained is unconstitutional or unlawful, i.e., when the conduct sought to be enjoined constitutes a direct violation of a prohibitory law and/or a violation of a constitutional right.”).

(14)  See also ATV Watch v. N.H. Dep’t of Resources and Economic Dev., 155 N.H. 434, 438, 923 A.2d 1061 (2007) (holding denial by trial court of injunctive relief for an alleged violation of the state’s right to know law, which grants the court with the ability to grant injunctive relief, was proper because “even assuming, without deciding, that the traditional elements for granting an injunction are not required, the trial court retains the discretion to determine whether such relief should be ordered in a particular case”).

Thus, in Unifirst, having found the city violated a private party’s due process rights in the cancelation of a license, the New Hampshire Supreme Court affirmed the trial court issuance of an injunction noting that it “correctly determined that the granting of an injunction would assure that, in the public interest, the due process rights of [the plaintiff] would be protected.  The plaintiff had a property interest that was entitled to protection under the due process clause . . . and the court’s action prohibited the State from ‘“depriv[ing] any person of . . . property without due process of law.’”  Id.(15)

D.            Permanent Injunction

In order for a permanent injunction to be available, the plaintiff must successfully challenge the Legislative Action and receive a final judgment in its favor. Mottolo, 155 N.H. at 63, 917 A.2d at 1281-1282.  If it does, and each of the other elements is present to obtain a preliminary injunction, a permanent injunction is available. Id. However, as is the case with the issuance of a preliminary injunction, the grant of a permanent injunction remains in the discretion of the trial court. Id.

E.            Application of Elements and Opinion

Assuming the Holders or the Indenture Trustee could successfully establish that Legislative Action violates the N.H. Contract Clause, sound and substantial arguments exist for the issuance of a preliminary and, ultimately, a permanent injunction.  However, the decision is entirely discretionary within the trial court and will not be disturbed by the state supreme court, except in the case of abuse of discretion, error of law, or clearly erroneous findings of fact.  Unifirst, 130 N.H. at 14, 533 A.2d at 374.

Existence of Irreparable Harm.  Damages arising from the Impairment caused by the Legislative Action could be difficult to calculate and, arguably, speculative.  While damages for missed or partial payments would be quantifiable, the impact on the market value of the Bonds and their marketability may not be.  Holders wishing to divest may be forced to sell them at a depressed price.  As the U.S. Supreme Court noted in U.S. Trust Co., where legislation was adopted that would have permitted use of Port Authority revenue that secured the bonds to previously prohibited uses “no one can be sure precisely how much financial loss the bondholders suffered.”  U.S. Trust Co., 431 U.S. 1 at 19, 97 S. Ct. at 1516.

(15)  See Liberty Coins, LLC v. Goodman, 748 F.3d 682, 690 (6th Cir. 2014) (“[B]ecause the questions of harm to the parties and the public interest generally cannot be addressed properly in the First Amendment context without first determining if there is a constitutional violation, the crucial inquiry often is, and will be in this case, whether the statute at issue is likely to be found constitutional.”); G & V Lounge, Inc. v. Mich. Liquor Control Comm’n, 23 F.3d 1071, 1079 (6th Cir. 1994) (“[I]t is always in the public interest to prevent the violation of a party’s constitutional rights.”).

The language of the State Pledge bolsters the argument that harm suffered from an Impairment has no adequate remedy at law.  It provides:

The state does hereby acknowledge that such owners, holders and trustees may and will rely on [the State Pledge] and any such limitation, alteration, amendment, reduction or impairment [of the RRB charge, RRB property, the finance orders, and all rights thereunder] without adequate provisions will irreparably harm such owners, holders and trustees.

N.H. RSA 369-B:6, II (emphasis added).

The statute’s use of the term “irreparably harm” is strong evidence that the State understood a Legislative Action causing an Impairment could, and likely would, cause irreparable harm to the Holders. That acknowledgment, while not binding on a trial court, would be given some weight as the court assessed the issue.

Public Interest.  Assuming the Holders establish a likelihood of success that the Legislative Action violated the NH Contract Clause, a constitutional right will have been implicated.  The Court has held that public policy weighs in favor of granting injunctive relief —preliminary and permanent—to remedy a constitutional violation.  Unifirst, 130 N.H. at 14, 533 A.2d 374 (granting injunction to remedy due process violation).  Restoring constitutional rights is, of itself, viewed to further the public interest. Id.  However, the reason the challenged Legislative Action was adopted may itself implicate the public interest.  For example, if a public emergency of some kind prompted the Legislative Action, a court could reasonably conclude the Holders have a likelihood of success but also conclude in the public interest that it should defer issuance of an injunction to provide the State an opportunity to put other alternatives in place to address the emergency.

Opinion.  Based on our review of relevant judicial authority, as discussed in this opinion, but subject to the qualifications, limitations and assumptions set forth herein, it is our opinion that, although sound and substantial arguments might support the granting of preliminary and permanent injunctive relief to prevent implementation of any law determined to alter, impair or reduce the value of the RRB Charge or RRB Property in violation of the N.H. Contract Clause, the decision to do so will be in the discretion of the court requested to take such action which will be exercised on the basis of the foregoing considerations.

IV.          Takings Clause and Just Compensation

The right to so-called just compensation arises from Part 1, Article 12 of the N.H. Constitution (hereinafter, the “N.H. Takings Clause”).  The New Hampshire Supreme Court has stated that the rights contained in the N.H. Takings Clause are linked to the “natural and inherent rights of humankind” that are enumerated in, but not bestowed by Part 1, Article 2 of the New Hampshire Constitution and are therefore of particular importance.  Burrows v. City of Keene, 121 N.H. 590, 596, 432 A.2d 15, 118 (1981).  Part 1, Article 2 of the New Hampshire Constitution provides that: “All men have certain natural, essential, and inherent rights—among which are . . . acquiring, possessing, and protecting, property . . . “  This provision has been held to be so specific that it “limit[s] all subsequent express grants of power,” including the police powers of the State, Burrows, 121 N.H. at 596, 432 A.2d at 118, and the taxing power, Thomas Tool Services, Inc. v. Town of Croydon, 145 N.H. 218, 220, 761 A.2d 439, 441 (2000) (“Because the right to property is a fundamental right in our State, all subsequent grants of power, including the taxing power, are limited as to how they adversely affect it.”).

The N.H. Takings Clause provides:

Every member of the community has a right to be protected by it, in the enjoyment of his life, liberty, and property; he is therefore bound to contribute his share in the expense of such protection, and to yield his personal service when necessary.  But no part of a man’s property shall be taken from him, or applied to public uses, without his own consent, or that of the representative body of the people.

A New Hampshire Court analyzing whether a compensable taking has occurred as a result of a Legislative Action or other governmental action would proceed with the following inquiry: (A) do the Holders have a vested property interest protected by the N.H. Takings Clause?; (B) does the Legislative Action or other governmental action in contravention of the State Pledge constitute either: (1) a direct physical taking; (2) or a regulatory taking that is arbitrary or unreasonable as opposed to an appropriate use of the police power?; and (C) is the taking for public use requiring payment of just compensation for the taking?

A.                                    Existence of a Vested Property Interest

To qualify for just compensation, the property interest being impacted need not be a tangible property interest.  Hughes v. N.H. Div. of Aeronautics, 152 N.H. 30, 36, 871 A.2d 18, 24 (2005) (“Property, in the constitutional sense, is not the physical thing itself, but a group of rights which the owner of the thing has with respect to it.”) (citing Burrows, 121 N.H. at 597, 432 A.2d at 118).  Contract rights by themselves can constitute property which, if taken, can require payment of just compensation.  Id. at 152 N.H. at 37, 871 A.2d at 25 (Parties to a contract to acquire an airport “correctly assert[ed] that contract rights can constitute property.  The hallmark of property is an individual entitlement grounded in state law, which cannot be removed except ‘for cause.’”).

However, to potentially be compensable, the property interest in question, tangible or intangible, must be a vested right.  The New Hampshire Supreme Court has explained:

In the absence of a vested property right, no taking for purposes of Part I, Article 12 of the [New Hampshire] Constitution has occurred.  ‘[T]o be vested, a right must be more than a mere expectation based on an anticipation of the continuance of existing law; it must have become a title, legal or equitable, to the present or future enforcement of a demand, or a legal exemption from the demand of another.’

N.H. Health Care Ass’n v. Governor, 161 N.H. 378, 397, 13 A.3d 145,161 (2011) (quoting In the Matter of Goldman & Elliott, 151 N.H. 770, 774, 868 A.2d 278, 282 (2005).  If the right implicated is not vested, a taking will not be found.  Id. at 397, 13 A.3d at 162 (Governor’s direction and agency’s reduction of funds in line item in the State’s budget designated for nursing home rates was a mere expectation conditioned on balance remaining in a line item at commencement of fiscal year and thus was not an absolute, fixed and certain vested property right.).

In a properly presented case, a court would likely conclude that the Holders have a vested property interest in the Bonds and the RRB Property.  The Bonds themselves are a form of intangible property that brings with them contract and other rights, including a right to payment and a security interest in the RRB Property.  Property interests of this type have been held by the New Hampshire Supreme Court to be protected by the N.H. Takings Clause.  Hughes, 152 N.H. at 37, 871 A.2d at 25.  In addition, the State Pledge, when coupled with the other provisions of the Financing Act and the Finance Order could be viewed as creating a property right protected by the N.H. Takings Clause. Unlike in Hughes and N.H. Health Care Ass’n, where the property rights claimed were insufficiently vested to warrant protection, the rights of the Holders in the RRB Property are, by the terms of the Financing Act, vested.  While the court would not necessarily be bound by the terms of the statute, the Financing Act defines the RRB Property as:

The irrevocable vested property right created pursuant to [the Financing Act] and one or more finance orders…[and] shall constitute a current and irrevocable vested property right, notwithstanding the fact that the value of such property right may depend upon electricity usage or the performance of certain services.

N.H. RSA 369-B:2, XV (emphasis added).  In turn, N.H. RSA 369-B:3, II refers to “the finance order and RRB charge authorized to be imposed and collected pursuant to such finance order [as] irrevocable.”  The State Pledge also refers to the RRB Property as “vested” and “irrevocable”. N.H. RSA 369-B:6, II. Together, these provisions bolster an argument that the Holders hold a vested property interest entitled to N.H. Takings Clause protection.

B.            Whether a Taking Has Occurred

If a cognizable vested property interest exists, the next step in the analysis would be to determine if the Legislative Action constitutes a “taking.”  Penn Central Transp. Co. v. City of N.Y., 438 U.S. 104, 124, 98 S. Ct. 2646, 2659 (1978).  This is a complicated inquiry that first requires an analysis of the character of the alleged taking.  Id. (“The question of what constitutes a “taking” for purposes of the Fifth Amendment [of the United States Constitution] has proved to be a problem of considerable difficulty”).

A taking that requires payment of just compensation can arise from a direct or physical taking. The most common direct taking is when the government acquires title by eminent domain proceedings, but a taking can also occur if the government physically possesses or physically invades the property in question.  Eaton v. Boston, C & M.R.R., 51 N.H. 504 (1872)

(construction of railroad at state’s direction that caused water carrying sand and gravel onto property constitutes a physical invasion and taking of property).(16)

A taking can also occur indirectly with no direct, physical or other invasion of the property.  An indirect taking most often occurs from adoption or issuance of a statute, rule, regulation, or order by the government in exercise of its police powers that has the effect of depriving the owner of the use or enjoyment of property.  A taking of this type is sometimes referred to as inverse condemnation.  Burrows, 121 N.H. 590, 432 A.2d 15.  Legal title remains in the name of the owner, but its use and enjoyment is severely impacted. An inverse condemnation taking only results when the government intends to “invade a protected property interest or the asserted invasion is the direct, natural or probable result of an authorized activity and not the incidental or consequential injury inflicted by the action.”  Allianz Global Risks U.S. Ins. Co. v. State, 161 N.H. 121, 124, 13 A.3d 256, 251 (2010) (quoting Ridge Line, Inc. v. U.S., 346 F.3d. 1346, 1355 (Fed. Cir. 2003)).  Unintended impacts, particularly ones that are transient in nature, are unlikely to result in a taking. Id.  Thus, in Allianz, though the State’s road design was alleged to have caused flooding to an insured’s warehouse in two highly unusual storms, the New Hampshire Supreme Court, finding no evidence that the invasion was intended, nor evidence it would be repeated, held no taking had occurred. Id.

Most statutes, rules, and orders impacting an owner’s use and enjoyment do not constitute a taking.  To constitute a taking, the court must find a regulation arbitrary or unreasonable and it must substantially deprive the owner of the economically viable use of the property. Burrows, at 598, 432 A.2d at 20.  In Burrows, the city had attempted to purchase land from its owner to keep as open space, but offered a price well below fair market value.  The owner declined the offer and began to develop the parcel.  In response, the city amended its zoning ordinance to include the owner’s land in the conservation district, thereby preventing development and denying the owner’s subdivision application.  The owner then brought an action against the city claiming, among other things, that the change in zoning constituted an unconstitutional taking.  The New Hampshire Supreme Court agreed, explaining:

Because the constitution prohibits any taking of private property without compensation, the just compensation requirement applies whenever the exercise of the so-called police power results in a ‘taking of property.’  The government may not do under an implied power that which is cannot do under an express power. In other words, it cannot do indirectly that which is cannot do directly.

Id. at 597, 432 A.2d at 19.

(16)  See also Sundell v. Town of New London, 119 N.H. 839, 846, 409 A.2d 1315, 1319 (1979) (holding that the “invasion of the plaintiffs’ water space by effluent-caused algae blooms” produced by the town’s sewage treatment plant was “a sufficient physical invasion of their property” to constitute a taking).

The court made clear, however, that not “every regulation of private property through police power represents a taking.”  Id. at 598, 432 A.2d at 19.  Regulations that ensure property is not used in a manner that may cause harm to others are clearly permitted.  Id.  Similarly, regulations that restrict economic uses of property to zones and “do not destroy the value of an individual piece of property” do not constitute a taking.  Id.  However, “arbitrary or unreasonable restrictions which substantially deprive the owner of the ‘economically viable use of his land’ in order to benefit the public in some way constitute a taking within the meaning of the [N.H. Takings Clause] requiring the payment of just compensation.” Id. at 598, 432 A.2d at 20.

Determining what legislative acts are permissible, and thus do not result in a taking, is determined on a case-by-case basis taking into consideration a variety of factors.  The court has explained that it will “[l]ook to the individual circumstances of each case to determine whether there is an unconstitutional taking.”  Pennichuck Corp. v. City of Nashua, 152 N.H. 729, 733; 886 A.2d 1014, 1019 (2005). Relatively minor impacts to use and enjoyment of property are not sufficient.  Spengler v. Porter, 144 N.H. 163, 166, 737 A.2d 1121, 1124 (1999) (town’s permitting of airstrip not sufficient to constitute taking where plaintiff failed to allege impact on economically viable use of his property).  “The question is one of degree and its resolution is governed by no set test.”  J.K.S. Realty, LLC v. City of Nashua, 164 N.H. 228, 234, 55 A.3d 941, 947 (2012) (noting the interference “must be more than mere inconvenience or annoyance”).  Instead, “[l]imitations on use create a taking if they are so restrictive as to be economically impracticable, resulting in a substantial reduction in the value of the property and preventing the private owner from enjoying worthwhile right or benefits in the property.”  Pennichuck Corp., 152 N.H. at 733-34, 886 A.2d at 1019.  Thus in Huard v. Town of Pelham, 159 N.H. 567, 575, 986 A.2d 460, 467 (2009) the New Hampshire Supreme Court held the town’s refusal to reinstate a use variance to permit owner to continue automobile repair shop was not a taking where other uses including residential use continued to be permissible.

Investment-backed expectations are an especially important consideration in determining whether a taking has occurred.  Claridge v. N.H. Wetlands Bd., 125 N.H. 745, 750-751, 485 A.2d 287, 291 (1984).  If the legislative act was not foreseeable and the impact great, a court is more likely to find a taking has occurred.  Id.  The investment-backed expectations must be reasonable and must take into account the regulatory scheme in place that applies to the property.  Id.  Thus, in Claridge, the court denied a N.H. Takings Clause claim arising from the State’s denial of a permit to install a septic system in a wetlands area.  That refusal limited the owners’ use to essentially camping on the property limiting the property’s economic value.  The court noted that while “[t]he extent to which a regulation ‘has interfered with distinct investment-backed expectations’ is a particularly relevant consideration in determining when a taking has occurred.... A person who purchases land with notice of statutory impediments to the right to develop that land can justify few, if any, legitimate investment-backed expectations of development rights which rise to the level of constitutionally protected property rights.” Id.(internal citations omitted).  Similarly, in Pennichuck Corp., the court refused to award compensation to a water utility for a reduction in its stock price claimed to be caused by the city’s delay in consummating an eminent domain taking of the utility. Pennichuck Corp., 152 N.H. at 734, 886 A.2d at 1020.  The Court agreed with the trial court’s finding that the water utility’s business and stock price were impacted, but denied the claim noting that those outcomes “are simply the inherent risks of ownership in a system, such as ours, where all property is held subject to the sovereign’s exercise of the power of eminent domain.” Id.

On the other hand, if statutory or regulatory limitations are not in place, and investment-backed expectations are clear and significant, it is more likely a court will conclude compensation is due.  In Appeal of Public Service of N.H., 122 N.H. 1062, 1072, 454 A.2d 435, 441 (1982), the court struck down an order of the NHPUC which effectively conditioned the utility’s issuance of securities to uses unrelated to its ongoing development of a nuclear power plant unit.  Finding that the utility had a vested property interest in the unit and that millions had already been invested, and pointing to U.S. Supreme Court precedent that “reminded [the New Hampshire Supreme Court] that ‘the economic impact of . . . regulation, especially the degree of interference with investment-backed expectations, is of particular significance,’” id. at 1071, 454 A.2d at 440 (quoting Loretto v. Teleprompter Manhattan CATV Corp., 458 U.S. 419, 102 S. Ct. 3164 (1982)), the Court held the NHPUC may not by order deny the utility “the financial means to complete construction . . . without adequately compensating the utility.” Id.

To determine whether a Legislative Action or other governmental action violates the N.H. Takings Clause, a court would first examine the impact of the action by assessing whether it is effectively a physical taking or something less.  For example, if the State enacted legislation completely repealing the RRB Charge, then it would have effectively eliminated the revenue source of the payments due on the Bonds.  In such a case, a strong argument could be made that the State had in effect taken title to the RRB Property by extinguishing its economic value thereby requiring just compensation.

However, if the impact of the Legislative Action or other governmental action was less severe and did not completely deny the productive use of the Bonds, a different analysis would be required.  Notably, the New Hampshire Supreme Court has yet to hold inverse condemnation precedent applicable when government regulation impacts personal property.  Allianz, at 126, 13 A.3d at 261 (noting that New Hampshire case law has not as yet recognized claims for the inverse condemnation of personalty but not reaching the issue because the taking was not intended). However, if it was faced directly with the issue and the right set of facts, it appears likely that it would do so. The N.H. Takings Clause is not by its terms limited to the protection of real property and the New Hampshire Supreme Court has considered awarding compensation involving the intentional taking of personal property. Id. (considering whether an inverse condemnation claim was cognizable for a loss to personal property); see also N.H. Health Care Ass’n, 161 N.H. at 397, 113 A.3d at 161 (considering whether Governor’s executive action directing lapse of funds that otherwise would be used as supplemental rates for nursing homes resulted in a constitutional taking); Hughes, 152 N.H. at 37, 871 A.2d at 25 (stating that a contract can constitute a property right).(17) Further, the United States Supreme Court has held

(17)  Various other state supreme courts have allowed compensation for the inverse condemnation of personal property, even though not specifically enumerated in their constitutions.  See, e.g., In re Forfeiture of 1976 Kenworth Truck, 576 So.2d 261 (Fla.1990) (finding meritorious inverse condemnation claim where plaintiff’s truck was not returned for two years after government lost forfeiture proceedings and court ordered the truck’s return); AGCS Marine Ins. Co. v. Arlington County, 293 Va. 469, 490, 800 S.E.2d 159, 171 (Va. 2017) (“ If [an inverse condemnation] claim meets all of the necessary requirements to recover for a taking or damaging of private property, it is no defense that the property taken or damaged was personal and not real property.”).

intangible property interests to be entitled to the protection of the Takings Clause of the United States Constitution in connection with a regulatory scheme requiring disclosure of trade secrets in particular circumstances.  Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1004, 104 S. Ct. 2862, 2873 (1984) (To the extent a pesticide developer “has an interest in its health, safety, and environmental data cognizable as a trade-secret under [state] law, that property right is protected by the Taking Clause of the Fifth Amendment.”).

Assuming it applied inverse condemnation jurisprudence to a less than complete taking of personalty, a court would consider whether: (1) the regulation was arbitrary or unreasonable, or an appropriate use of the police power which is intended to prevent an owner of a vested property right from using the property in a way that causes injury to others or deprives others of use of their property; and (2) whether the regulation’s economic impact substantially interfered with the reasonable investment-backed expectations of the vested property owner.

The character of any future Legislative Action or other governmental action cannot be known, nor can the circumstances into which the action is adopted.  If the action is taken to address a public emergency of some kind it is possible the Legislative Action would be found to be of the nature countenanced in the real property inverse condemnation cases.  On the other hand, Legislative Actions or other governmental actions that impact the RRB Charge or RRB Property with merely the goal of reducing rates for consumers of electricity with no related emergency or important public policy would not appear to rise to the level of harms countenanced by the Court. Outside the context of a public emergency at hand or an overriding public policy, it is likely the courts would find rates could be addressed by alternative means that did not result in a taking of the Holders vested property interests in the RRB Property.

Further, a Legislative Action or other governmental action that substantially impairs the RRB Charge or RRB Property would likely be found to substantially interfere with the reasonable investment-backed expectations of the Holders, further supporting a taking finding.  The Bonds are paid by the Issuer from funds derived from the RRB Charge and other RRB Property.  If the RRB Charge or RRB Property is substantially impacted, payment of the Bonds could become uncertain, the Bonds’ marketability affected and the rights and remedies of the Holders reduced.  Further, the Holders’ investment-backed expectations that the RRB Charge and the RRB Property will not be impacted by the State is reasonable in light of the State Pledge, an undertaking by the State, that neither it nor its agencies will adopt a Legislative Action that adversely impacts the RRB Charge or the RRB Property without making adequate provision by law.

C.            Just Compensation

A finding that a Legislative Action or other governmental action in contravention of the State Pledge constitutes a taking does not of itself necessitate a finding that the action is prohibited.  Rather, if the taking is found to meet a public purpose, as opposed to a purely private interest, the taking can occur provided that just compensation is paid.  Eaton , 51 N.H. at 518 (The prospect of a great public benefit “may afford an excellent reason for taking the plaintiff’s land in the constitutional manner, but not for taking it without compensation.”).(18) The New Hampshire Supreme Court has defined public interest broadly, Ash v. Cummings, 50 N.H. 591, 608 (1872) (“The words [public uses] are very comprehensive, and may include a multitude of objects.”), although the New Hampshire Constitution was recently amended to prohibit the use of eminent domain where its purpose is to benefit a private purpose, N.H. Const., pt. I, art. 12A (“No part of a person’s property shall be taken by eminent domain and transferred, directly or indirectly, to another person if the taking is for the purpose of private development or other private use of the property.”).  The provision has yet to be construed, but it likely applies to takings of real property only.(19)  In any case, if a taking occurs, and it is in the public interest, adequate compensation must be paid.  Generally, that requires compensation measured by the value of the property taken at the time of the taking. Opinion of the Justices, 131 N.H. 504, 510, 555 A.2d 1095, 1099 (1989) (The N.H. Takings Clause is comparable to its federal counterpart and although it does not by its terms guarantee compensation for a taking by eminent domain the court has long inferred such a right to just compensation equal to “fair market value, which may properly be defined as ‘the price which in all probability would have been arrived at by fair negotiations between an owner willing to sell and a purchaser desiring to buy, taking into account all considerations that fairly might be brought forward and reasonably be given substantial weight in such bargaining.’”).

D.            Opinion on N.H. Takings Clause

Based on our review of relevant judicial authority, as discussed in this opinion, but subject to the qualifications, limitations, and assumptions set forth herein, it is our opinion that in a properly prepared and presented case, a reviewing court would conclude that the State of New Hampshire would be required to pay just compensation to Holders if, after the Bonds are issued but before they are fully paid, the State of New Hampshire, including its agencies, acted in contravention of the State Pledge and the action materially affected a substantial vested property interest of the Holders in the Bonds or the RRB Property and (a) constituted a permanent appropriation of such substantial property interest or denied all economically beneficial or productive use of the RRB Property; (b) destroyed the RRB Property, other than in response to so-called emergency conditions or overriding public policy; or (c) substantially limited, altered,

(18)  See also Goodrich Falls Elec. Co. v. Howard, 86 N.H. 512, 171 A.761; Garceau, 118 N.H. 321, 387 A.2d 330.

(19)  The provision was adopted after the United States Supreme Court issued its opinion in Kelo v. City of New London, 545 U.S. 469, 125 S. Ct. 2655 (2005), which dealt with a challenge of the use of eminent domain powers for urban renewal projects carried out by private developers.

amended, impaired or reduced the value of the RRB Property in a manner that inflicts a severe economic impact on such Holders and unduly interferes with their reasonable investment expectation and, in some circumstances, was arbitrary or unreasonable, unless adequate provision shall be made by law for the protection of the Holders.

It must be noted that takings of financial interests can be particularly difficult to establish in a manner that distinguishes them from constitutionally permissible economic regulation.  Further, there can be no assurance that any award of compensation would be sufficient to pay the full amount of principal of and interest on the Bonds as and when due.  Moreover, because the availability of just compensation would constitute an adequate remedy at law it should be noted that equitable relief would not be available.

CERTAIN QUALIFICATIONS

Judicial analysis of issues relating to the N.H. Contract Clause and the N.H Takings Clause has typically proceeded on a case-by-case basis, and a court’s determination, in most instances, is strongly influenced by the facts and circumstances of the particular case, many of which cannot be known or reasonably predicted at this time. We further note that we are aware of no reported, controlling judicial precedents.  Our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the availability of injunctive relief) is subject to the discretion of the court that is asked to apply those principles.  We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion.  Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe current judicial precedent supports.

The foregoing opinion is not intended to be a guaranty as to what a particular court would actually hold but is an opinion as to the decision a court ought to reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing judicial precedent. The recipients of this letter should take these considerations into account in analyzing the risks associated with the Transaction.

The opinions set forth above are given as of the date hereof, and we disavow any undertakings or obligations to advise you of any changes in the law (whether constitutional, statutory, regulatory, or judicial) that may occur or any facts or circumstances that may arise or come to our attention that could affect such opinions.

This opinion is rendered solely to and for the benefit of the addressees set forth on Schedule A hereto in connection with the Transaction and may not be relied upon for any other purpose, quoted in whole or in part or otherwise referred to, disclosed to, or relied on by any other Person, or filed with or furnished to any governmental agency or other person or entity, without prior written consent, except that this opinion may be furnished for information purposes only (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations, or (ii) pursuant to order or legal process of any court or governmental agency; provided, however, that this opinion may only be relied upon by the addressees set forth on Schedule A hereto.  Without limiting the generality of the foregoing or creating the implication that any other person, including any rating agency that is not an addressee hereof, may rely on this opinion, this opinion may be (i) filed as an exhibit to the Registration Statement on Form SF-1 (File Nos. 333-223108 and 333-223108-01) filed with the Securities and Exchange Commission, with references to our firm included in or made a part thereof, provided, however, that in giving the foregoing consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the Commission, or (ii) posted by an addressee, for information purposes only, on any website meeting the requirements of paragraph (a)(3)(iii) of Rule 17g-5 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, for the sole purpose of permitting such addressee to comply with its undertaking to maintain certain information relating to the transaction described herein on such website pursuant to Rule 17g-5.

[Signature page to follow]

Very truly yours,

McLANE MIDDLETON, PROFESSIONAL ASSOCIATION

By: Joseph A. Foster, Vice President

Schedule A

PSNH Funding LLC 3

c/o Public Service Company of New Hampshire

Energy Park

780 North Commercial Street

Manchester, New Hampshire 03101-1134

Public Service Company of New Hampshire

Energy Park

780 North Commercial Street

Manchester, New Hampshire 03101-1134

Eversource Energy

56 Prospect Street

Hartford, CT 06103

The Bank of New York Mellon

101 Barclay Street, 7 West

New York, NY 10286

Attn: Asset Backed Securities Unit

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Moody’s Investors Service, Inc.
ABD/RMBS Monitoring Department

7 World Trade Center, 25th Floor

250 Greenwich Street
New York, NY 10007

Fitch Ratings, Inc.
Attn: ABS Surveillance

33 Whitehall Street
New York, New York 10004

Standard & Poor’s Ratings Group, Inc.
Structured Credit Surveillance

55 Water Street
New York, NY 10041

As Representatives of the Underwriters named in Schedule I to the Underwriting Agreement:

Goldman Sachs & Co. LLC

200 West Street, 7th Floor

New York, New York 10282

Citigroup Global

390 Greenwich Street

New York, NY 10013

Schedule B

Transaction Documents

1.                                      Indenture

2.                                      Purchase and Sale Agreement

3.                                      Servicing Agreement

4.                                      Bonds

5.                                      Underwriting Agreement

6.                                      Administration Agreement

7.                                      Finance Order

8.                                      Registration Statement

9.                                      Issuer LLC Agreement

10.                               UCC-1 Financing Statements naming PSNH as debtor, the Issuer as secured party, and the Indenture Trustee as assignee

11.                               UCC-1 Financing Statement naming the Issuer as debtor and the Indenture Trustee as secured party

Schedule C

Form of Officer’s Certificate

PSNH FUNDING LLC 3
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

OFFICERS’ CERTIFICATE

[—], 2018

The undersigned, an officer of [—], hereby certifies that the following statements are true and correct:

1.             This Certificate is being provided in connection with the opinion of McLane Middleton, Professional Association (the “Opinion”)(20) being delivered on the date hereof as to whether, a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that:

a.     the State Pledge constitutes a contractual relationship between the Holders and the State of New Hampshire (the “State of New Hampshire” or the “State”) for the purposes of part 1, Article 23 of the New Hampshire Constitution (“N.H. Contract Clause”);

b.     absent a demonstration by the State of New Hampshire that a substantial impairment of that contract is reasonable and necessary to further a significant and legitimate public purpose, the Holders (or the Indenture Trustee acting on their behalf) could successfully challenge under the N.H. Contract Clause the constitutionality of any law subsequently enacted, determined by such court to limit, alter, impair, amend or reduce the value of the RRB Property, the RRB Charge, the Finance Order, and all rights thereunder or ownership thereof or security interest therein so as to cause a substantial impairment (an “Impairment”) prior to the time that the Bonds are fully paid and discharged, unless adequate provision shall be made by law for the protection of the Issuer, the Holders and the Indenture Trustee;

c.     although sound and substantial arguments might support the granting of preliminary and permanent injunctive relief to prevent implementation of any law determined to alter, impair or reduce the value of the RRB Charge or the RRB Property in violation of the N.H. Contract Clause, the decision to do so will be in the discretion of the court requested to take such action which will be exercised on the basis of the considerations discussed in the opinion;

d.     the State of New Hampshire would be required to pay just compensation to the Holders if, after the Bonds are issued, but before they are fully paid the State of New Hampshire, including its agencies, acted in contravention of the State Pledge and the action materially affected a substantial vested property interest of the Holders in the

(20)  Capitalized terms used but not defined in this Certificate shall have the meanings ascribed to them in the Opinion.

Bonds or the RRB Property and (a) constituted a permanent appropriation of such substantial property interest or denied all economically beneficial or productive use of the RRB Property; (b) destroyed the RRB Property, other than in response to so-called emergency conditions or overriding public policy; or (c) substantially limited, altered, amended, impaired, or reduced the value of the RRB Property in a manner that inflicts a severe economic impact on such Holders and unduly interferes with their reasonable investment expectations and, in some circumstances, was arbitrary or unreasonable, unless adequate provision shall be made by law for the protection of the Holders.

2.             The undersigned is familiar with the business of PSNH and the Issuer and the transactions which are the subject matter of the Opinion and the other matters described in the Opinion, and has made such investigations and inquiries the undersigned deems necessary to permit the undersigned to make the certifications made herein.

3.             The undersigned is familiar with the Transaction Documents and the other documents and arrangements referred to therein, and has reviewed a copy of the Opinion.  The undersigned is authorized to issue this Certificate to McLane Middleton, Professional Association.

4.             The undersigned hereby certifies that the factual statements contained in the section captioned “Assumptions of Fact” in the Opinion, as well as other portions of the Opinion, including, without limitation, the Schedules attached to the Opinion, were or are, for the applicable time period stated therein, to the best of the undersigned’s knowledge after due inquiry, true and correct in all material respects.  The foregoing certification is not a certification as to any legal conclusions contained in the Opinion, nor is it a certification as to the future conduct of any party (as opposed to such party’s present intent).

5.             McLane Middleton, Professional Association may rely on this certificate in rendering the Opinion.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

PSNH FUNDING LLC 3,
a Delaware limited liability company

By:
Name:
Title:

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE,
a regulated public utility company

By:
Name:
Title: